Mail Stop 4561


								September 22, 2005


By U.S. Mail and facsimile to 601-656-4183

Robert T. Smith
Chief Financial Officer
Citizens Holding Company
521 Main Street
Philadelphia, MS  39350

Re:	Citizens Holdings Company
	Form 10-K for the Fiscal Year Ended December 31, 2004
	File No. 001-15375

Dear Mr. Smith:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.




      Sincerely,



      Don Walker
Senior Assistant
      Chief Accountant
Robert T. Smith
Citizens Holding Company
September 2, 2005
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